Exhibit 4.2

AMENDMENT

to

SERVICE AGREEMENT

between

SMITHKLINE BEECHAM CORPORATION

and

JEAN-PIERRE GARNIER

THIS AMENDMENT to the Service Agreement between SmithKline Beecham Corporation (the “Company”) and Dr. Jean-Pierre Garnier (the “Executive”) dated March 3, 2004 (the “Agreement”) is made this 17th day of May, 2006.

WITNESSETH:

WHEREAS, the Company desires to extend the term of the Executive’s employment with the Company under the Agreement; and

WHEREAS, the Executive desires to continue in employment with the Company under the Agreement for such extended term;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration and intending to be legally bound, the parties hereto agree as follows:

1.	Effective from May 17, 2006 Clause 3(iv) of the Agreement is hereby amended in its entirety to read as follows:

“(iv) May 31, 2008. In the event that this Agreement shall terminate pursuant to this Clause 3(iv), then the Executive shall thereafter be deemed an employee at will and shall be entitled only to payment of the Accrued Obligations and to any other benefits, terms or payments that are expressly contemplated by the Agreement to survive termination of this Agreement.”

(continued on following page)

2.	All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this Amendment on the day and year first above written.

Your signature below constitutes your agreement with each provision contained herein.

SMITHKLINE BEECHAM CORPORATION

By:	/s/ Donald F Parman

Secretary

ACKNOWLEDGED AND AGREED:

By:	/s/ Jean-Pierre Garnier

Jean-Pierre Garnier

Date: 17th May 2006